CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Investment Managers Series Trust and to the use of our report dated October 30, 2023 on the financial statements and financial highlights of KL Allocation Fund, a series of the Investment Managers Series Trust and to the use of our report dated May 30, 2023 on the financial statements and financial highlights of AXS Astoria Inflation Sensitive ETF, a series of the Investment Managers Series Trust II. Such financial statements and financial highlights appear in the 2023 Annual Reports to Shareholders which are also incorporated by reference into this Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 20, 2024